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                                                                    EXHIBIT 5.1

                             DEBEVOISE & PLIMPTON
                               875 THIRD AVENUE
                              NEW YORK, NY 10022
                                (212) 909-6000

                                                                    May 7, 1997

RACI Holding, Inc.
Remington Arms Company, Inc.
870 Remington Drive
P.O. Box 700
Madison, North Carolina 27025-0700

                     Offer to Exchange $100,000,000 Senior
              Subordinated Notes of Remington Arms Company, Inc.

Ladies and Gentlemen:

  We have acted as special counsel to Remington Arms Company, Inc., a Delaware corporation ("Remington") and RACI Holding, Inc., a Delaware corporation ("Holding"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (as amended, the "Registration Statement"), which includes a form of prospectus (the "Prospectus") relating to the proposed offering of $100,000,000 aggregate principal amount of Remington's 9 1/2% Senior Subordinated Notes Due 2003, Series B (the "New Notes"), which are to be registered under the Act, in exchange for an equal principal amount of its outstanding 9 1/2% Senior Subordinated Notes Due 2003, Series A (the "Existing Notes").

  In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

  We are of the opinion that the New Notes to be offered pursuant to the Registration Statement have been duly authorized by all necessary corporate action on the part of Remington and Holding and, upon the issuance of the New Notes by Remington and authentication by The First Trust National Association (the "Trustee") pursuant to the Indenture, dated as of November 30, 1993, among Remington, as issuer, Holding, as Guarantor, and the Trustee, the New Notes will be validly issued and will be legal, valid and binding obligations of Remington, enforceable against Remington in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in an action at law or in equity).

  We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances.

  We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware.

  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings "Legal Matters" and "Certain Federal Tax Consequences" in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          /s/ Debevoise & Plimpton